SKK Access Income Fund N-2

Exhibit (r)(ii)

Shepherd Kaplan Krochuk
Shepherd Kaplan
Peak Capital Management

Code of Ethics

December 2021

This document contains confidential information of SK, SKK, and PCM. It is for internal use and distribution only. An abridged version may be maintained for distribution to third parties who have a legitimate need to know about our Compliance Program.

Code of Ethics	2

Table of Contents

Table of Contents	2

Statement of General Policy	3

Definitions	3

Standard of Business Conduct	4

Pre-Approval of Investments	5

Investment Reporting Requirements	5

Reporting Requirements	5

1.	Initial Holdings Report	5

2.	Annual Holdings Report	6

3.	Quarterly Transaction Reports	6

4.	Exempt Reporting	6

Violations of the Code of Ethics	6

Acknowledgment	7

Attestation	8

Code of Ethics	3

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Shepherd Kaplan Krochuk LLC (SKK), Shepherd Kaplan LLC (SK), and Peak Capital Management LLC (PCM) (together as “us”, “we”, “our”, or “the Firms”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes standards of business conduct that are required for all supervised persons of the Firms. The standards of business conduct are designed to reflect the fiduciary obligations of the Firms and their supervised persons.

Supervised persons are urged to seek the advice of a member of the Shepherd Kaplan Krochuk Risk Committee about any questions regarding the Code or application of the Code to their individual circumstances.

Definitions

For the purpose of this Code, the following definitions shall apply:

“Access Person” means:

i. Any of the Firms’ supervised persons:

A.  Who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

B.  Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

ii. To the extent that providing investment advice is deemed to constitute the Firms’ primary business, all of their directors, officers and partners are presumed to be access persons.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial Ownership” is interpreted in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (15 U.S.C. 78p) and the rules and regulations thereunder in determining whether a person has beneficial ownership of a security. Any report required by paragraph (b) of Rule 204A-1 under the Investment Advisers Act of 1940 may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

“CCO” means the Chief Compliance Officer of SKK/SK. The Firm has designated Bruce Goodman for both SKK and SKK as the CCO.

“CCO – PCM” means the Chief Compliance Officer of PCM. The Firm has designated Pete DiLorenzo as the PCM CCO.

“Compliance Personnel” means members of the Risk Committee (rcmembers@sk-llc.com).

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“Federal Securities Laws” is defined in the rule as the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

“Fund” means an investment company registered under the Investment Company Act.

“Initial Public Offering” or “IPO” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2)(a) or section 4(a)(5) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

“Purchase” or “Sale” of a security includes, among other things, the writing of an option to purchase or sell a security.

“Reportable Fund” means:

i.  Any fund for which we serve as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 (i.e., in most cases we must be approved by the fund's board of directors before we can serve); or

ii. Any fund whose investment adviser or principal underwriter controls us, is controlled by us, or is under common control with us. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act of 1940.

“Reportable Security” means a security as defined in section 202(a)(18) of the Advisers Act (15 U.S.C. 80b- 2(a)(18)), except that it does not include:

i. Direct obligations of the Government of the United States;

ii.   Bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short- term debt instruments, including repurchase agreements;

iii. Shares issued by money market funds;

iv. Shares issued by open-end funds other than reportable funds; and

v.  Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

‘‘Supervised person’’ means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

Standard of Business Conduct

Section 206 of the Advisers Act makes it unlawful for the Firms to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices.

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Supervised persons must comply with the rules in this Code of Ethics, their fiduciary duties to clients, and applicable Federal securities Laws. Our fiduciary duties to clients require that we act with good faith and in the best interests of clients.

As a trustworthy fiduciary, the Firms and their supervised persons have five major responsibilities when it comes to clients. They are:

1.	provide investment advice in the clients’ best interest;

2.	to act with utmost good faith;

3.	to provide full and fair disclosure of all material facts;

4.	to employ reasonable care to avoid misleading clients;

5.	not to engage in any activity in conflict with the interest of clients, unless such conflict is disclosed and mitigated to the extent required by law, as applicable.

If you have any questions, please consult with a member of the Risk Committee.

Pre-Approval of Investments

Access persons must use ComplySci to obtain approval prior to directly or indirectly acquiring beneficial ownership in any security in an initial public offering or in a limited offering. Private placements in SKK private funds by access persons are deemed to be pre-approved immediately prior to the time that transactions are executed.

If you have any questions, please consult with a member of the Risk Committee.

Investment Reporting Requirements

Reporting Requirements

Every access person is required to submit for review by the Risk Committee their initial and annual holdings reports and their quarterly transaction reports. These reports must contain the information described below.

1.	Initial Holdings Report

Every access person is required to use ComplySci to submit the initial holdings report within ten (10) days of becoming an access person. The report must contain, at a minimum, the following information:

●	The title and type of reportable security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership.

●	The name of any broker, dealer, or bank with which the access person maintains an account in which any reportable securities are held for the access person’s direct or indirect benefit.

●	The date that the report is submitted by the access person.

The information submitted must be current as of a date no more than 45 days prior to becoming an access person of SKK, SK, or PCM.

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2.	Annual Holdings Report

Every access person is required to use ComplySci to submit a report at least once each 12-month period on a date the Firms selects. The report must contain the same information required in the initial holdings report described above. The information submitted must be current as of a date no more than 45 days prior to the date such annual report is submitted.

3.	Quarterly Transaction Reports

Every access person is required to submit via ComplySci a transaction report no later than 30 days after the end of each calendar quarter. Reports must cover, at a minimum, all transactions during the quarter and must contain, at a minimum, the below information about each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

●	The date of the transaction, the title, and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	The price of the security at which the transaction was effected;

●	The name of the broker, dealer or bank with or through whom the transaction was effected; and

●	The date the access person submits the report.

4.	Exempt Reporting

An access person is not required to submit a report with respect to:

●	Reportable securities held in accounts added to ComplySci and for which the Firms receive direct feeds from brokers;

●	Reportable securities held in accounts over which the person had no direct or indirect influence or control;

●	Transactions effected pursuant to an automatic investment plan;

●	A transaction or holding report if the report would duplicate information contained in broker trade confirmations or account statements that SKK holds in its records so long as the Firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

If you have any questions, please consult with a member of the Risk Committee.

Violations of the Code of Ethics

Improper conduct on the part of any employee puts the Firms’ and personnel at risk. Therefore, while managers and senior management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it.

Supervised persons must report violations of the Code of Ethics promptly to the CCO, the CCO – PCM, and/or to the Risk Committee.

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Acknowledgment

We are required to provide each supervised person with a copy of the Code and of any subsequent amendments. All supervised persons must acknowledge their receipt of the Code and any amendments.

If you have any questions, please consult with a member of the Risk Committee.

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Attestation

I have received a complete copy of the Firms’ Code of Ethics (revised as of November 2021). I agree to abide by all of its provisions. Among other things, I will pre-clear personal securities transactions (if required), submit reports of my transactions in reportable securities each quarter, and submit reports of my securities holdings at least once each 12-month period.

Signature

Name

Date